Exhibit 99.1

ROBERT F.X. SILLERMAN RECAPITALIZES GATEWAY INDUSTRIES, INC.

Company Renamed Function (X) and New NASDAQ Stock Symbol (FNCX) Issued

NEW YORK, NY – February 16, 2011 – Robert F.X. Sillerman, media entrepreneur, announced today that he has completed the recapitalization of Gateway Industries, Inc. (GWAY.PK), effective February 11, 2011. Following the reverse 1 for 10 stock split which became effective on February 16, 2011, 120,000,000 shares were acquired by Mr. Sillerman, affiliates and investors approved by him at $0.03 per share. As part of the recapitalization, the Company changed its name to Function (X) Inc. and its stock symbol to FNCX. Immediately after the recapitalization, Function (X) raised an additional $10.5 million through the issuance of 940,000 shares at approximately $0.53 per share and 13,232,597 at approximately $0.76 per share.

Mr. Sillerman has made his investment in the Company to establish a new platform for investments in media and entertainment, with a particular emphasis on digital and mobile technology. Mr. Sillerman is evaluating several initiatives aimed at combining certain established business principles with a new element enabled by digital and mobile distribution capabilities. An initial product under consideration would emphasize Smartphone application, with a goal of being ready for Beta testing in the 3rd quarter of 2011. The Company is not disclosing any details about this product for competitive reasons, and because this product has not reached the stage of a specific plan for its commercial adaptation.

For further details regarding the recapitalization transaction and the risks associated with any investment in the Company, please see the Company’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission on February 16, 2011.

About Robert F.X. Sillerman
In February 2005, Sillerman formed CKx (NASDAQ: CKXE) to engage in the ownership, development and commercial utilization of entertainment content including American Idol. Sillerman announced his resignation as the Chairman and Chief Executive Officer of CKx in May 2010, to bid to acquire the company and to pursue other ventures. He remains CKx’s largest shareholder. Sillerman is also the Chairman and Chief Executive Officer of Circle Entertainment Inc. (CEXE).

Sillerman was the founder, Executive Chairman and a major shareholder of SFX Entertainment, the world’s largest presenter, promoter and producer of live entertainment, from 1997 until its sale to Clear Channel Communications in August 2000. Previously, he was a founder, major stakeholder and served as Executive Chairman of SFX Broadcasting, a leading owner and operator of radio stations, from 1992 to 1998, when he sold the company to an affiliate of buyout firm Hicks, Muse, Tate & Furst.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of February 15, 2011. Except as required by law, Function (X) Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Media Contacts
Samantha Topping
Topping Media
+1 212 810 9753
Samantha@toppingmedia.com

Stacey Burbach
Topping Media
+1 415 310 9767
Stacey@toppingmedia.com